Exhibit 99.2

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

Monday, February 12, 2007

LEXINGTON REALTY TRUST ANNOUNCES PRICING

OF $150 MILLION OF SERIES D PREFERRED STOCK

New York, NY – February 12, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced it has priced its public offering of 6.0 million shares of 7.55% Series D Cumulative Redeemable Preferred Stock at a price of $25.00 per share. Net proceeds from the offering are expected to be $145.0 million, after underwriters’ discounts and the payment of offering related expenses, and will be used to repay in full the borrowings under Lexington’s unsecured credit facility and for general corporate purposes.

Lexington intends to apply to list the shares of Series D Preferred Stock on the New York Stock Exchange under the symbol "LXP_pd," subject to official notice of issuance. Lexington expects that trading will commence within 30 days after the initial delivery of the shares. The offering is expected to close on February 14, 2007.

Merrill Lynch & Co. was the sole book-running manager of the offering, with A.G. Edwards & Sons and Raymond James & Associates as senior co-managers. Junior co-managers on the offering were BB&T Capital Markets, KeyBanc Capital Markets and Ryan Beck & Co. Lexington has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares to cover over-allotments, if any.

A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from Merrill Lynch & Co. by calling 1-866-500-5408.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy Lexington's securities, nor shall there be any sale or an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state

About Lexington Realty Trust

Lexington Realty Trust is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or

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other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington’s periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

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